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                                                                   EXHIBIT 10.61


                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 13, 1997, by and among Bollinger Industries, Inc., a Delaware corporation ("Parent"), NBF, Inc., a Georgia corporation and wholly owned subsidiary of Parent ("Seller"), and Hedstrom Corporation, a Delaware corporation ("Purchaser").


                                    RECITALS:

         A. Seller presently conducts the business (the "Business") of designing, manufacturing and marketing trampolines (the "Products"); and

         B. Seller and Parent desire to sell, and Purchaser desires to purchase, certain assets, rights and properties of Seller and Parent used or useful in the operation of the Business and, in connection with such purchase and sale, Purchaser is willing to assume certain obligations and liabilities relating to the Business, all on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:


                          ARTICLE I. PURCHASE OF ASSETS

         I.1. Purchase and Sale of Assets. On the terms and subject to the conditions hereof and subject to Sections 1.2 and 1.3, at the Closing (as defined in Section 4.1), Seller and Parent will sell, transfer, convey, assign and deliver, and Purchaser will purchase and accept, all right, title and interest of Seller and Parent, respectively, in and to all rights, properties and assets of Seller and Parent, respectively, described in this Section 1.1, wherever located (collectively, the "Purchased Assets"), free and clear of all mortgages, liens, claims, charges, pledges, or other encumbrances of any nature whatsoever, including without limitation licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, security interests, conditional and installment sales agreements or charges of any kind and other title or interest retention arrangements, reservations or limitations of any nature (collectively, "Encumbrances") other than Permitted Encumbrances (as defined in Section 5.1.9):

                  I.1.1. Inventories. All items of finished goods inventory of Seller (excluding trampoline products of forty-eight (48) or less inches), including, without limitation, all finished goods, component parts, samples and supply and packaging items (collectively, the "Inventories");

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                  I.1.2.  Equipment.  All spare parts, tools, machinery,
equipment, and other tangible personal property listed or described on
Schedule 1.1.2 (collectively, the
"Equipment");

                  I.1.3. Manufacturers' and Vendors' Warranties. All rights under manufacturers' and vendors' warranties relating to items included in the Purchased Assets and all similar rights against third parties relating to items included in the Purchased Assets to the extent that such rights may be assigned or transferred to Purchaser (provided, however, that Parent and Seller shall use their commercially reasonable efforts to obtain prior to the Closing any consents, approvals and waivers necessary to assign or transfer any rights that are not freely assignable or transferrable);

                  I.1.4. Intellectual Property. All right, title and interest in and to all domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, registered copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications owned or used by Seller in the operation of the Business and all trade secrets, technical knowledge, know-how and other confidential proprietary information and related ownership, use and other rights of Seller, including but not limited to those listed or described on Schedule
1.1.4 (collectively, the "Intellectual Property") (provided, however, that the foregoing shall not include any right, title or interest in or to the name "Bollinger," the use of which by Purchaser shall be governed exclusively by a trademark license agreement substantially in the form attached hereto as Exhibit A to be executed and delivered by Parent, Seller and Purchaser at the Closing (the "Trademark License Agreement");

                  I.1.5. Books and Records. All the books and records of Seller and Parent relating primarily to the Purchased Assets, including without limitation all books and records relating to the purchase of materials, supplies and services, product engineering, research and development, manufacture and sale of products and all files and documents (including credit information) relating to customers and suppliers of the Business;

         I.2. Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, none of the Inventories which have been transferred or consumed by Seller prior to the Closing in the ordinary course of the conduct of the Business consistent with past practice (collectively, the "Excluded Assets") shall be included in the Purchased Assets.


                      ARTICLE II. ASSUMPTION OF LIABILITIES

        II.1. Assumed Liabilities. As of the Closing, Purchaser will assume and thereafter in due course pay and fully satisfy all liabilities and obligations of Seller in respect of the Product warranty and repair work obligations that arise after the Closing Date except to the extent that



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such obligations are required to be performed by Seller pursuant to the terms of a Supply and Services Agreement substantially in the form attached hereto as Exhibit B to be executed and delivered by Seller and Purchaser at the Closing (the "Supply and Services Agreement").

        The liabilities and obligations assumed by Purchaser pursuant to this
Section 2.1 are referred to herein as the "Assumed Liabilities."

        II.2. Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Purchaser does not assume or agree to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of Seller (including, without limitation, any liabilities or obligations with respect to defective products), whether primary or secondary, direct or indirect, other than the Assumed Liabilities (the "Retained Liabilities").

                           ARTICLE III. PURCHASE PRICE

       III.1. Unadjusted Purchase Price. At the Closing, in addition to assuming the Assumed Liabilities, Purchaser will pay for the Purchased Assets and the covenants of Seller and Parent included herein an aggregate purchase price in the amount of $14,250,000 (the "Unadjusted Purchase Price"), subject to adjustment as provided in Section 3.2 (as adjusted, the "Purchase Price"), which amount shall be payable as follows:

                  (a) $13,250,000 of the Purchase Price (the "Cash Portion") shall be paid to Seller by wire transfer of immediately available funds to an account designated by Seller in writing;

                  (b) $1,000,000 of the Purchase Price (the "Escrow Portion") shall be deposited with an escrow agent mutually acceptable to the parties (the "Escrow Agent") pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit C (the "Escrow Agreement") to be executed by Parent, Seller, Purchaser and the Escrow Agent on the Closing Date. The Escrow Portion of the Purchase Price shall be held in, and released from, escrow in accordance with the terms of the Escrow Agreement to secure Parent's and Seller's indemnity obligations pursuant to Section 10.3; and

                  (c) any amounts payable after the Closing on account of adjustments to the Unadjusted Purchase Price pursuant to Section 3.2 shall be paid by the party required to make such payment in the amount and at the time specified in Section 3.2.




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     III.2.  Adjustment to Unadjusted Purchase Price for Changes in Inventories.

                  (a) The Unadjusted Purchase Price shall be adjusted following the Closing Date as follows:

                         (i) if the value of the Inventories (as set forth on the Inventory Statement (as defined in Section 3.2(b)) as of the Closing Date is less than $1,500,000, the Unadjusted Purchase Price shall be decreased by an amount equal to such difference; and

                        (ii) if the value of the Inventories (as set forth on the Inventory Statement) as of the Closing Date is greater than $1,500,000, the Unadjusted Purchase Price shall be increased by an amount equal to such difference;

provided, however, that in no event shall the Purchase Price, as adjusted pursuant to this Section 3.2, exceed $14,950,000 (the "Purchase Price Cap").

                  (b) As used herein, the term "Inventory Statement" shall mean the statement of Inventories of the Business to be prepared by Seller as of the Closing Date in accordance with this Section 3.2 and to be delivered to Purchaser at the Closing. The Inventory Statement shall (i) present the Inventories at the lower of cost or market (with adequate provision for excess, obsolete and distressed merchandise) and (ii) identify the locations of the Inventories. The quantity of the Inventories reflected on the Inventory Statement shall be based on the Physical Inventory described in Section 3.2(c) below.

                (c) In connection with the preparation of the Inventory Statement, a physical inventory of all finished goods inventories (excluding trampoline products of forty-eight (48) inches or less), including, without limitation, all finished goods, component parts, samples and supply and packaging items, held by Seller shall be taken as of the Closing Date by Seller, at Seller's sole expense, and observed by Purchaser or its representatives (the "Physical Inventory"). Purchaser shall have the opportunity to examine the work papers, schedules and other documents prepared by Seller in connection with its preparation of the Inventory Statement. The Inventory Statement shall be final and binding on the parties, and the net amount of the adjustments set forth therein shall be paid by the party obligated to make such payment hereunder within thirty (30) days after delivery thereof to Purchaser, unless, within such thirty (30) day period notice is given by Purchaser to Seller of its objection setting forth in reasonable Purchaser's basis for objection. If notice of objection is given, the parties shall consult with each other with respect to the objection. Any amount that is not in dispute will be promptly paid by the party obligated to make such payment hereunder to the party entitled to receive such payment hereunder by wire transfer of immediately available funds. If the parties are unable to reach agreement within fifteen (15) days after the notice of objection has been given, the dispute shall be referred for resolution to the a "Big 6" accounting firm mutually acceptable to the parties (the "Accountants") as promptly as practicable. The Accountants will make a determination as to each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (iii) made in accordance with this Agreement,



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and (iv) conclusive and binding upon each of the parties hereto. In connection with their determination of the disputed items, the Accountants will be entitled to rely on the workpapers, trial balances and similar materials, if any, prepared by Seller's auditors in connection with such firm's examination of the financial statements of Seller, and the fees and expenses of the Accountants will be shared equally by Purchaser and Seller. Each of Purchaser and Seller shall use commercially reasonable efforts to cause the Accountants to render their decision as soon as practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. Upon the final determination of the Accountants as to the disputed items, the net amount of the remaining adjustments shall be promptly paid by the party required to make such payment hereunder by wire transfer of immediately available funds.

       III.3. Allocation of Purchase Price. Seller, Parent and Purchaser agree that the Purchase Price (including the Assumed Liabilities) shall be allocated among the Purchased Assets as set forth on Schedule 3.3 hereto, as the same may be adjusted after the Closing Date in connection with any adjustments to the Unadjusted Purchase Price pursuant to Section 3.2 (the "Allocation"). Seller, Parent and Purchaser agree to prepare and file all Tax Returns (as defined in Section 5.15) (including Form 8594) in a manner consistent with the Allocation. Seller, Parent and Purchaser agree to consult with each other with respect to all issues related to such Allocation in connection with any tax audits, controversy or litigation.

                             ARTICLE IV. THE CLOSING

        IV.1. Date of Closing. The consummation of the purchase and sale of the Purchased Assets contemplated hereby (the "Closing") shall take place on November 21, 1997 at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas (or at such other place as the parties may designate) or such other date designated by the parties in writing, after each of the conditions specified in Article VII has been fulfilled (or waived by the party entitled to waive that condition). The date on which the Closing is effected is referred to in this Agreement as the "Closing Date." At the Closing, the parties shall execute and deliver the documents referred to in Article VIII.

                    ARTICLE V. REPRESENTATIONS AND WARRANTIES

         V.1. Representations and Warranties of Seller. Each of Seller and Parent, jointly and severally, makes the following representations and warranties to Purchaser, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Purchaser.

         V.1.1. Organization and Good Standing. Seller and Parent are corpora-tions duly organized, validly existing and in good standing under the laws of the States of Georgia and Delaware, respectively. Each of Seller and Parent has the requisite corporate power and authority to own or otherwise hold the Purchased Assets owned or otherwise held by it and to carry on the Business as presently conducted by it.


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               V.1.2. Authorization of Agreement; Binding Obligation. Each of
Seller and Parent has the requisite corporate power to execute and to deliver this Agreement, the Escrow Agreement, the Supply and Services Agreement, a supplemental lockbox procedures letter agreement with Foothill Capital Corporation substantially in the form attached hereto as Exhibit D (the "Lockbox Letter Agreement") and the Trademark License Agreement (collectively, the "Transaction Documents") and to perform the transactions contemplated by the Transaction Documents to be performed by them. The execution and delivery by each of Seller and Parent of the Transaction Documents and the performance by them of the transactions contemplated by the Transaction Documents to be performed by them have been duly authorized by all necessary corporate and shareholder action on the part of Seller and Parent. This Agreement has been, and the Transaction Documents will be, duly executed and delivered by duly authorized officers of each of Seller and Parent and, assuming the due execution and delivery of the Transaction Documents by the other parties thereto, this Agreement constitutes, and the other Transaction Documents will constitute, valid and binding obligations of Seller and Parent enforceable against them in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               V.1.3. No Restrictions Against Sale of the Purchased Assets; Required Consents. The execution and delivery of this Agreement by Seller and Parent does not and the execution and delivery of the other Transaction Documents by Seller and Parent will not, and the performance by Seller and Parent of the transactions contemplated by the Transaction Documents to be performed by them will not (a) conflict with the articles or certificate of incorporation or by-laws of either Seller or Parent, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any contract, permit, order, judgment or decree to which either Seller or Parent is a party or by which any of their properties are bound, (c) constitute a violation of any law or regulation applicable to either Seller or Parent, or (d) result in the creation of any Encumbrance upon any of the Purchased Assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign court, government, governmental agency, authority, entity or instrumentality ("Governmental Entity") is required to be obtained or made by or with respect to Seller or Parent in connection with the execution and delivery of the Transaction Documents by Seller or Parent or the performance by Seller or Parent of the transactions contemplated by the Transaction Documents to be performed by either of them, except for such of the foregoing as are listed or described on Schedule 5.1.3 and any filings, if required, with the Federal Trade Commission and Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or with the United States Securities and Exchange Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended.


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              V.1.4. No Third Party Options. There are no existing agreements with, options or rights of, or commitments to any person to acquire any of the Purchased Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of Inventories.

              V.1.5. Financial Statements. Attached hereto as Schedule 5.1.5 are true and complete copies of unaudited balance sheets of Seller at December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997 and the related statements of income for the periods then ended, all of which have been prepared in accordance with Seller's internal accounting procedures consistently applied throughout the periods involved. Such balance sheets, including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated and such statements of income fairly present the results of operations of Seller for the periods indicated. The unaudited financial statements as at and for the periods ending December 31, 1997, March 31, 1997, June 30, 1997 and September 30, 1997 contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly the financial position and results of operations of Seller for the periods then ended.

               V.1.6. Inventories. All Inventories (i) have been acquired and maintained in the ordinary course of the Business; (ii) are of good and merchantable quality; (iii) consist substantially of a quality, quantity and condition usable or saleable in the ordinary course of the Business; (iv) are valued at the lower of cost or market (with adequate provision for excess, obsolete and distressed merchandise); and (v) are not subject to any write-down or write-off.

               V.1.7. Books of Account. The books, records and accounts of Seller maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Business.

               V.1.8.  Contracts and Commitments.  Except as described on
Schedule 5.1.8, Seller is not a party to any written or oral:

                       (i) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business;

                       (ii) lease under which Seller is either lessor or lessee relating to the Purchased Assets;

                       (iii) agreement, contract or commitment limiting or restraining Seller any successor thereto from engaging or competing in any manner in the Business, nor, to Seller's knowledge, is any employee of Seller engaged in the conduct of the Business subject to any such agreement, contract or commitment;

                       (iv) license, franchise, distributorship or other agreement



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which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by Seller in the conduct of the Business; or

                       (v) material agreement, contract or commitment relating to the Business not made in the ordinary course of business.

                  V.1.9. Title to Purchased Assets. Except for Encumbrances with respect to which duly executed releases, termination statements, or payoff letters in form and substance satisfactory to Purchaser have been delivered by Seller and Parent, as applicable, at the Closing pursuant to Section 8.1.7, Seller has, and following the Closing, Purchaser will have, good, valid and marketable title to the Purchased Assets free and clear of all Encumbrances, other than those listed or described on Schedule 5.1.9 ("Permitted Encumbrances").

                  V.1.10. Intellectual Property. Schedule 1.1.5 contains an accurate and complete list of all Intellectual Property owned or used by Seller in the operation of the Business. Except as set forth on Schedule 5.1.9, Seller owns the entire right, title and interest in and to the Intellectual Property (including, without limitation, the right to use and license the same). Except as set forth in Schedule 5.1.10, there are no pending, or to the knowledge of Seller, threatened actions of any nature affecting the Intellectual Property.
Schedule 5.1.10 lists all notices or claims currently pending or received by Parent or Seller which claim infringement of any domestic or foreign letters patent, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how or other confidential proprietary information. Except as set forth on Schedule 5.1.10, there is, to the knowledge of Parent and Seller, no reasonable basis upon which any claim may be asserted against Parent or Seller for infringement or misappropriation of any domestic or foreign letters patent, patents, patent applications, patent licenses, software licenses, and know-how licenses, trade names, trademark registrations and applications, trademarks, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how or other confidential proprietary information. Except as set forth on Schedule 5.1.10, all letters patent, registrations and certificates issued by any Governmental Entity relating to any of the Intellectual Property and all licenses and other agreements pursuant to which Seller uses any of the Intellectual Property, are valid and subsisting, have been properly maintained and neither Parent, Seller, nor to the knowledge of Parent or Seller, any other person, is in default or violation thereunder.


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                  V.1.11. Condition of Equipment. All the Equipment is in good operating condition and repair, subject to normal wear and maintenance, usable in the regular and ordinary course of business and conforms to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use and operation.

                  V.1.12. Customers and Suppliers. Schedule 5.1.12 sets forth
(a) a list of (i) the ten largest customers of Seller based on sales during the fiscal year ended March 31, 1997 and (ii) the ten largest customers of Seller based on sales during the 6 months ended September 30, 1997, showing the number and sales prices of units sold and the total sales by Seller to each such customer during the fiscal year ended March 31, 1997 and the 6 months ended September 30, 1997, respectively, and (b) a list of (i) the ten largest suppliers of Seller based on purchases during the fiscal year ended March 31, 1997, and (ii) the ten largest suppliers of Seller based on purchases during the 6 months ended September 30, 1997, showing the type, unit numbers and sales prices of goods purchased and the total amount of purchases by Seller from each such supplier during the fiscal year ended March 31, 1997, and the 6 months ended September 30, 1997, respectively. Except as described on Schedule 5.1.12, there has not been any adverse change in the business relationship of Seller with any customer or supplier named in Schedule 5.1.12, and Seller has no reason to believe that there will be any such adverse change in the future either as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Except as described on Schedule 5.1.12, Seller has not prepared any "deal sheets" or "customer profiles" for, or made any similar arrangements with, any customer identified on Schedule 5.1.12 or amended or changed any of such "deal sheets" or arrangements.

                  V.1.13. Litigation; Decrees. (a) There are no judicial or administrative actions, proceedings or investigations pending or, to Parent's or Seller's knowledge, threatened that question the validity of the Transaction Documents or any action taken or to be taken by Parent or Seller in connection with the Transaction Documents. Except as listed or described on Schedules 5.1.13(a), there are no (i) lawsuits, claims, administrative or other proceedings or investigations relating to the Business, the Products or the Purchased Assets pending or, to Parent's or Seller's knowledge, threatened by, against or affecting Parent or Seller or any Affiliate (as defined in Section 12.18) thereof or (ii) judgments, orders or decrees of any Governmental Entity binding on the Business, the Products or the Purchased Assets.

                  (b) Without limiting the generality or effect of any other provision hereof, (i) all claims or allegations asserted since May 1, 1994 that any Product was defective or caused any injury or harm to any person, including, without limitation, all such claims and allegations relating to any failure to warn, breach of warranties of merchantability or fitness for any purpose or use or similar matters are described on Schedule 5.1.13(b) and (ii) to Parent's and Seller's knowledge, no basis exists for any person to make any such claim except as so described.

                  (c) The statements of income described in Section 5.1.5 properly reflect the

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costs and expenses for returns and warranty claims relating to the Business and Products for the periods covered by such statements. Schedule 5.1.13(c) reflects accurate summaries of returns and return allowances for each of K-Mart and WalMart. Neither Parent nor Seller has any knowledge of any facts or circumstances that could give rise to return and warranty claims relating to the Business or the Products that (i) would cause the costs and expenses reflected on subsequent statements of income to vary materially from the costs and expenses reflected on the statements of income described in Section 5.1.5. The costs and expenses associated with warranty claims during the past year have not exceeded $100,000 in the aggregate.

                  V.1.14. Compliance With Law. Seller and Parent have complied with each domestic or foreign statute, law, ordinance, rule or regulation ("Law"), judgment, order and decree of any Governmental Entity to which Seller or Parent or their respective businesses, operations, assets or properties is subject and are not currently in violation of any of the foregoing.

                  V.1.15. Taxes. (a) All Tax Returns required to be filed by or with respect to Seller and Parent have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. Seller and Parent have duly and timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it.

                  (b) No claim for assessment or collection of Taxes has been asserted against Seller or Parent or any of the Purchased Assets. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the knowledge of Seller or Parent, threatened with respect to any Taxes due from or with respect to Seller or Parent.

                  (c) No claim has been made within the past three years by any taxing authority where Seller or Parent does not currently file Tax Returns with respect to the Business that the Business is or may be subject to taxation by that jurisdiction.

                  (d) Seller and Parent have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing with respect to the Business to any employee, creditor, independent contractor or other third party

                  (e) Neither Seller nor Parent is a foreign person for purposes of Section 1445.

                  (f) "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, medicare, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and (b) any interest, fines, penalties,


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assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof. "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

                  V.1.16. Commissions or Finder's Fees. Neither Parent, Seller nor any person or entity acting on their behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

                  V.1.17. Liability Insurance. Set forth in Schedule 5.1.17 is a list of all liability insurance policies held by or applicable to Seller, Parent or the Business (the "Liability Policies"), setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type of coverage and annual premium. Schedule 5.1.13 sets forth, with regard to the Business and the Products, each claim for coverage that has been filed by Parent or Seller since May 1, 1994 under any liability insurance policy and each event or occurrence in respect of which a claim for coverage under any liability insurance policy could have been or could be filed if the event or occurrence had been or is reported to or otherwise known to Parent or Seller. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two years and, to Seller's and Parent's knowledge, no threat has been made to cancel any insurance policy of Seller during such period (other than notices with respect to late payments). Except as noted on Schedule 5.1.17, all Liability Policies will remain in full force and effect with respect to periods before the Closing. To Seller's and Parent's knowledge, no event has occurred, including, without limitation, the failure by Seller or Parent to give any notice or information or Seller or Parent giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller or Parent under any such insurance policies.

                  V.1.18. Absence of Certain Changes or Events. Except as described on Schedule 5.1.18, since October 1, 1997 there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the Business or the Purchased Assets (a "Material Adverse Effect") or (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Material Adverse Effect.

                  V.1.19. Disclosure. No representation or warranty by Parent or Seller contained in this Agreement, and no statement contained in any document (including without limitation the financial statements referenced in Section 5.1.5., the closing documents delivered pursuant to Article VIII and the Schedules hereto), list, certificate or other instrument furnished or to be furnished by or on behalf of Parent or Seller or any Affiliate thereof to Purchaser or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document, list, certificate or other instrument. Neither Parent nor Seller has failed to disclose to Purchaser any fact which would reasonably be determined to have a Material Adverse Effect or which is otherwise material to the Business.

         V.2. Representations and Warranties of Purchaser. Purchaser makes the following representations and warranties to Seller, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Seller.

                  V.2.1. Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

                  V.2.2. Authorization and Effect of Agreement. Purchaser has the requisite corporate power to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents to be consummated by it. The execution and delivery by Purchaser of the Transaction Documents and the consummation by it of the transactions contemplated by the Transaction Documents to be consummated by it have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and the other Transaction Documents will be, duly executed and delivered by Purchaser and, assuming the due execution and delivery of the Transaction Documents by each of the other parties thereto, this Agreement constitutes, and the other Transaction Documents will constitute, valid and binding obligations of Purchaser, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  V.2.3. No Restrictions Against Purchase of the Purchased Assets. The execution and delivery of the Transaction Documents by Purchaser does not, and the performance by Purchaser of the transactions contemplated by the Transaction Documents to be performed by it will not (a) conflict with the certificate of incorporation or by-laws of Purchaser, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit, order, judgment or decree to which Purchaser is a party or by which it is bound, or (c) constitute a violation of any law or regulation applicable to Purchaser. Except for any applicable requirements of the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of the Transaction Documents by Purchaser or the consummation by it of the transactions contemplated by the Transaction Documents to be consummated by it, except as listed or described on Schedule 5.2.3.

                        ARTICLE VI. PRE-CLOSING COVENANTS

        VI.1. Access to Information. Prior to the Closing, upon reasonable notice from Purchaser to Parent, Parent and Seller will afford to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonable access during normal business hours to the employees, assets, facilities and the books and records of Parent and Seller so as to afford Purchaser full opportunity to make such review, examination and investigation of the Business and the Purchased Assets as Purchaser may desire to make. Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith. Prior to the Closing, Parent and Seller will promptly furnish or cause to be furnished to Purchaser such financial and operating data and other information as Purchaser may reasonably request.

        VI.2. Conduct of Business. Except as contemplated herein or as otherwise consented to by Purchaser in writing, during the period from the date of the Agreement and continuing until the Closing Date, Parent and Seller will, in respect of its conduct of the Business, and will cause its Affiliates to:

                  (a) use their respective best efforts to (i) carry on the Business in the usual, regular and ordinary course as presently conducted and consistent with past practice, (ii) keep the Business intact, and (iii) use best efforts to maintain the goodwill associated with the Business, including but not limited to preserving the relationships of customers, suppliers and others having business dealings with the Business;

                  (b) maintain the Purchased Assets in good condition and working order, ordinary wear and tear excepted in the case of the Equipment;

                  (c) not sell, lease or dispose of, or make any contract for the sale, lease or disposition of, or subject to any Encumbrances, any Purchased Assets other than sales of Inventories in the ordinary course of the Business;

                  (d) not amend or terminate any Contract, other than in the ordinary course of business consistent with past practices; and

                  (e) not take or omit to take any action as a result of which any representation or warranty of Seller in Article V would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action.

        VI.3. Notification. (a) Parent and Seller shall notify Purchaser, and Purchaser shall notify Parent, of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Parent, Seller or Purchaser, as the case may be, which challenges the transactions contemplated by the Transaction Documents.

                  (b) Each party will provide prompt written notice to the other parties of any change in any of the information contained in their representations and warranties made in Article V hereof or any Exhibits or Schedules referred to herein or attached hereto and shall promptly furnish any information which any other party may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made in Article V hereof or any Exhibits or Schedules referred to herein or attached hereto.

        VI.4. Cooperation. Purchaser, Parent and Seller shall cooperate fully with each other in taking any actions, including actions to obtain the required consent of any Governmental Entity or any third party, necessary or helpful to accomplish the transactions contemplated by this Agreement.

        VI.5. No Inconsistent Action. Neither Purchaser, Parent nor Seller shall take any action which is materially inconsistent with its obligations under this Agreement.

        VI.6. Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article VII, prior to the Closing, each of the parties will use its best efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

        VI.7. Injunctions. Without limiting the generality or effect of any provision of Section 6.8 or Article VII, if any United States, state or foreign court having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

        VI.8. Filings. As promptly as practicable after the execution of this Agreement, each party shall use its reasonable efforts to obtain, and to cooperate with the other party in obtaining, all authorizations, consents, orders and approvals of any Governmental Entity that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Entity prohibiting the consummation of the transactions contemplated hereby, including without limitation, any reports or notifications that may be required to be filed by it under the HSR Act, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Purchaser and Seller agree that any filing fee required to be paid in connection with any filing under the HSR Act made prior to the Closing shall be paid one-half by Purchaser and one-half by Seller.

        VI.9. Publicity. Prior to the Closing, none of the parties hereto will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit either party from issuing or causing publication of any such press release or public announcement to the extent that such party reasonably determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

        VI.10. Acquisition Proposals. From and after the date of this Agreement, neither Parent nor Seller shall, nor shall they authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, Parent or Seller to, solicit, initiate, encourage submission of, respond to or provide any information with respect to any proposal or offer from any person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving Seller or any proposal or offer to acquire in any manner a substantial equity interest in the Seller, or any portion of the Purchased Assets.


                       ARTICLE VII. CONDITIONS TO CLOSING

       VII.1. Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

                  VII.1.1.  Representations, Warranties and Covenants.

                  (a) All representations and warranties of Seller and Parent made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof (without regard to any schedule updates furnished by Seller after the date hereof) and on and as of the Closing Date as if made on and as of that date.

                  (b) All of the terms, covenants and conditions to be complied with and performed by Parent and Seller on or prior to the Closing Date shall have been complied with or performed.

                  (c) Purchaser shall have received a certificate, dated as of the Closing Date, executed on behalf of Parent and Seller by authorized officers thereof, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections

         7.1.1(a) and (b) hereof have been fulfilled.

                  VII.1.2. Closing Documents. Parent and Seller shall have delivered to Purchaser the documents identified in Section 8.1.

                  VII.1.3. Governmental Consents or Approvals. Each of the governmental and other approvals, consents or waivers listed on Schedules 5.1.3 and 5.2.3 shall have been obtained.

                  VII.1.4. HSR Act. If applicable, the waiting period under the HSR Act shall have expired or terminated.

                  VII.1.5. No Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

                  VII.1.6. Financing. Purchaser's senior lenders shall have funded loans sufficient to enable Purchaser to consummate the transactions contemplated hereby and pay all related fees and expenses.

                  VII.1.7. Insurance. Seller and Parent shall have caused Purchaser to be named as an additional insured under each of the liability insurance policies listed on Schedule 7.1.7, which policies, pursuant to their respective terms, shall not be cancellable prior to thirty (30) days written notice to Purchaser.

       VII.2. Conditions Precedent to Obligations of Seller and Parent. The obligations of Seller and Parent under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Seller:

                  VII.2.1. No Material Misrepresentation or Breach. (a) All representations and warranties of the Purchaser made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

                  (b) All of the terms, covenants and conditions to be complied with and performed by the Purchaser on or prior to the Closing Date shall have been complied with or performed.

                  (c) Seller shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized officer thereof, certifying in such detail as Seller may reasonably request that the conditions specified in Sections 7.2.1(a) and (b) have been fulfilled.

                  VII.2.2. Closing Documents. Purchaser shall have delivered to Seller the documents identified in Section 8.2.

                  VII.2.3. Governmental Consents or Approvals. Each of the governmental and other approvals, consents or waivers listed on Schedules 5.1.3 and 5.2.3 shall have been obtained.

                  VII.2.4. HSR Act. If applicable, the waiting period under the HSR Act shall have expired or terminated.

                  VII.2.5. No Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

                  VII.2.6. Closing Price. Purchaser shall have paid the Cash Portion of the Purchase Price to Seller in accordance with the provisions of
Section 3.1(a) and shall have deposited the Escrow Portion of the Purchase Price with the Escrow Agent in accordance with the terms of Section 3.1(b).


             ARTICLE VIII. DOCUMENTS TO BE DELIVERED AT THE CLOSING

      VIII.1. Documents to be Delivered by Seller and Parent. At the Closing, Seller and Parent will deliver to Purchaser the following, at the expense of Seller and in proper form for recording when appropriate:

                  VIII.1.1. Transaction Documents. Counterparts, duly executed by Seller and Parent, as applicable, of each of the following agreements:

                  (a)      The Escrow Agreement;

                  (b)      The Trademark License Agreement;

                  (c)      The Supply and Services Agreement; and

                  (d)      The Lockbox Letter Agreement.

                  VIII.1.2. Transfer Documents. Such bills of sale, assignments and other good and sufficient instruments of transfer as Purchaser may reasonably request conveying and transferring to Purchaser title to the Purchased Assets.

                  VIII.1.3. Certified Resolutions. Certified resolutions of the Boards of Directors of Seller and Parent approving the execution and delivery of this Agreement and each of the other documents delivered by each of Seller and Parent pursuant thereto and authorizing the consummation of the transactions contemplated hereby and thereby.

                  VIII.1.4. Officer's Certificate. A certificate, dated the Closing Date, executed on behalf of Seller and Parent in the form described in
Section 7.1.1.

                  VIII.1.5. Opinion. A written opinion of Tracy & Holland, L.L.P. in substantially the form attached hereto as Exhibit E attached hereto, dated as of the Closing Date, together with reliance letters addressed to such of Purchaser's financing sources as identified by Purchaser prior to Closing and entitling such lenders to rely on such opinion to the same extent as if they were an addressee hereof.

                  VIII.1.6. Good Standing Certificates. Governmental certificates showing that each of Parent and Seller is duly incorporated and in good standing in the state of its incorporation, certified as of a date not more than fifteen (15) days before the Closing Date.

                  VIII.1.7. Lien Releases. Duly executed releases, termination statements or payoff letters in form and substance satisfactory to Purchaser necessary for the Purchaser to have good, valid and marketable title to the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances after the Closing.

                  VIII.1.8. Inventory Statement. The Inventory Statement, prepared and dated as of the Closing Date.

                  VIII.1.9. Insurance Certificates. Certificates of Seller's and Parent's insurance carriers, in form and substance satisfactory to Purchaser, with respect to the matters described in Section 7.1.7.

                  VIII.1.10. Other Documents. Such additional information and materials as Purchaser shall reasonably request.

      VIII.2. Documents to be Delivered by Purchaser. At the Closing, Purchaser will deliver to Seller, at the expense of Purchaser:

                  VIII.2.1. Transaction Documents. Counterparts, duly executed by Purchaser, of each of the following agreements:

                  (a)      The Escrow Agreement;

                  (b)      The Trademark License Agreement; and

                  (c)      The Supply and Services Agreement.

                  VIII.2.2. Certified Resolutions. Certified resolutions of the Board of Directors of Purchaser approving the execution and delivery of this Agreement and each of the other documents delivered by Purchaser pursuant hereto and authorizing the consummation of the transactions contemplated hereby and thereby.

                  VIII.2.3. Officer's Certificate. A certificate, dated the Closing Date, executed on behalf of the Purchaser in the form described in
Section 7.2.1.

                  VIII.2.4. Good Standing Certificates. Governmental certificates showing that Purchaser is duly incorporated and in good standing in the state of its incorporation certified as of a date not more than fifteen
(15) days before the Closing Date.

                  VIII.2.5. Other Documents. Such additional information and materials as Seller shall reasonably request.


                       ARTICLE IX. POST-CLOSING COVENANTS

        IX.1. Maintenance of Books and Records. Each of Parent, Seller and Purchaser shall preserve until the sixth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the thirtieth (30th) day after such notice is given unless another party objects to the destruction, in which case the party seeking to destroy the records shall either agree to retain such records or deliver such records to the objecting party.

        IX.2. Payments Received. Subject to the terms of the Lockbox Letter Agreement, Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, (i) Seller and Parent shall comply with the terms of the Lockbox Letter Agreement and Parent shall promptly deliver to Purchaser copies of all documents received by Parent from the Bank (as defined in the Lockbox Letter Agreement) in connection therewith or the underlying lockbox agreement and all documents delivered by Parent to Foothill Capital Corporation in connection therewith, (ii) Purchaser shall have the right and authority (x) to notify Seller's customers regarding Purchaser's purchase of the Inventories, (y) to require Seller to join with Purchaser in requesting that such customers remit to Purchaser all payments for goods delivered under an invoice of Purchaser and (z) to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Purchased Assets transferred to Purchaser hereunder and (iii) Seller and Parent shall provide such additional information and take such actions as Purchaser may reasonably request in connection with the foregoing.

        IX.3. UCC Matters. From and after the Closing Date, Parent and Seller will promptly refer all inquiries with respect to ownership of the Purchased Assets or the Business to Purchaser. In addition, Parent and Seller will execute such documents and financing statements as Purchaser may request from time to time to evidence transfer of the Purchased Assets to Purchaser, including any necessary assignments or terminations of financing statements.

        IX.4. Covenant Not to Compete; Confidentiality. Seller and Parent each agree that for a period of five (5) years after the Closing Date, neither it nor any of its Affiliates will, directly or indirectly, (i) own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the design, manufacturing or marketing of products that are competitive with the Products or that otherwise competes with the Business or (ii) disclose, reveal, divulge or communicate to any person or entity other than authorized officers, directors and employees of Purchaser, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below). Neither Seller nor Parent shall have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Seller or Parent, as applicable, shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. For purposes of this Section 9.4, "Confidential Information" shall mean any confidential information with respect to the conduct or details of the Business, including, without limitation, methods of operation, customers, and customer lists, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement, or (b) becomes generally available to the public other than as a result of a disclosure by Seller or Parent not otherwise permissible thereunder, or (c) Seller or Parent learns from other sources where such sources have not violated their confidentiality obligation to Purchaser. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. In the event that the provisions of this Section 9.4 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

              The foregoing shall not apply to sales by Parent or Seller of trampoline products of forty-eight (48) or less inches on or before June 30, 1998.

        IX.5. Post-Closing Notifications. Purchaser and Seller will, and each will cause their respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment or control, export or other law or regulation of any Governmental Entity having jurisdiction over Purchaser or Seller.

        IX.6. Certain Tax Matters. All sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the transfer of the Purchased Assets or otherwise on account of this Agreement or the transactions contemplated hereby will be borne by Seller.

        IX.7. Liability Policies. Seller and Parent shall maintain in full force and effect each of the liability insurance policies listed on Schedule 7.1.7 (and Purchaser's status as an additional insured thereunder) for a period of five (5) years following the Closing Date; provided, however, that Seller and Parent may replace such policies with policies providing coverage on terms and in amounts not materially less advantageous to Purchaser than the terms and amounts of coverage of such policies on the date hereof.

                     ARTICLE X. SURVIVAL AND INDEMNIFICATION

          X.1. Survival of Representations, Warranties and Covenants. (a) Except as to (i) the representations and warranties contained in Section 5.1.9 relating to title to the Purchased Assets, which shall survive the closing and remain in effect indefinitely and (ii) the representations and warranties contained in
Section 5.1.15, which shall survive the Closing until the expiration of the last day on which any Tax may be validly assessed by the Internal Revenue Service or any other Governmental Entity against or with respect to the Purchased Assets or the Business, the representations and warranties of Seller and Parent and of Purchaser contained in this Agreement or in any Transfer Document shall survive the Closing until the expiration of two (2) years from the Closing Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss (as defined in Section 10.2) asserted within such period of survival as herein provided will be timely made for purposes hereof.

                 (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

          X.2. Limitations on Liability. (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any person or entity, including without limitation any Governmental Entity), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith, and (v) "Third Party Claim" means any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

                 (b) Notwithstanding any other provision hereof or of any applicable Law, no Indemnitee will be entitled to make a claim against an Indemnifying Party in respect of any breach of a representation or warranty under Sections 10.3(a)(i) or 10.3(b)(i) unless and until the aggregate amount of claims in respect of breaches of representations and warranties asserted for Indemnifiable Losses under 10.3(a)(i) or 10.3(b)(i), as applicable, exceeds $100,000, in which event the Indemnitee will be entitled to make a claim against the Indemnifying Party to the extent of the full amount of Indemnifiable Losses.

          X.3. Indemnification. (a) Subject to Sections 10.1 and 10.2, Seller and Parent jointly and severally agree to indemnify, defend and hold harmless Purchaser and its Affiliates and each of their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

                         (i) any breach of representation or warranty of Seller or Parent under the terms of this Agreement or any other Transaction Document and any certificate or other document delivered pursuant hereto or thereto;

                        (ii) any breach or nonfulfillment of any agreement or covenant of Seller or Parent under the terms of this Agreement or any other Transaction Document;

                       (iii) any Retained Liabilities; and

                        (iv) the conduct of the Business or any portion thereof or the use or ownership of any of the Purchased Assets prior to or on the Closing Date.

                 (b) Purchaser agrees to indemnify, defend and hold harmless Parent and Seller and their respective Affiliates and each of their respective directors, officers, partners, employees, agents or representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

                         (i) any breach of representation or warranty of Purchaser under the terms of this Agreement or any other Transaction Document and any certificate or other document delivered pursuant hereto or thereto;

                        (ii) any breach or nonfulfillment of any agreement or covenant of Purchaser under the terms of this Agreement or any other Transaction Document;

                       (iii) any Assumed Liabilities; and

                        (iv) the conduct of the Business or any portion thereof or use or ownership of any of the Purchased Assets after the Closing Date.

          X.4. Defense of Claims. (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty
(30) calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such

Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

                  (b) If, within ten (10) calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 10.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 10.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten
(10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim at its own expense and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten (10) calendar day period.

                  (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 10.4(a) or 10.4(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

                  (d) The Indemnifying Party will have a period of thirty (30) calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article X.

                  (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment related; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers fully payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.


                             ARTICLE XI. TERMINATION

         XI.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing, if the party seeking to terminate is not then in material default or breach of this Agreement:

                  (a) By the mutual written consent of Purchaser and Seller;

                  (b) By Purchaser, on or prior to November 21, 1997, if the results and findings of Purchaser's due diligence with respect to Seller's customers are not satisfactory to Purchaser in its sole discretion;

                  (c) By either Purchaser or Seller if the Closing shall not have occurred on or before November 21, 1997;

                  (d) By either Purchaser or Seller if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof; or

                  (e) By either Purchaser or Seller if, prior to the Closing Date, the other party is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within fifteen (15) days of the date of notice of default served by the party claiming such material default, provided that such terminating party shall not also be in material breach of this Agreement at the time notice of termination is delivered.

In no event shall termination of this Agreement relieve (i) any party of any liability for breaches of this Agreement prior to the date of termination or
(ii) Purchaser of its obligations under the confidentiality letter agreement, dated August 15, 1997, between Purchaser and Parent (the "Confidentiality Agreement").



                      ARTICLE XII. MISCELLANEOUS PROVISIONS

        XII.1. Specific Performance. The parties recognize that if Parent or Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Purchaser for its injury. Purchaser shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Purchaser to enforce this Agreement, Parent and Seller shall waive the defense that there is an adequate remedy at law. In the event of a default by Parent or Seller which results in the filing of a lawsuit for damages, specific performances, or other remedies, Purchaser shall be entitled to reimbursement by Parent and Seller of reasonable legal fees and expenses incurred by Purchaser.

        XII.2. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer or one (1) business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

                  (a)      If to Parent or Seller, to:

                           Bollinger Industries, Inc.
                           602 Fountain Parkway
                           Grand Prairie, Texas  75050
                           Facsimile No.: (972) 343-1199
                           Attention:  Glenn D. Bollinger

                           with a copy to:

                           Tracy and Holland, L.L.P.
                           Suite 500
                           306 W. 7th Street
                           Fort Worth, Texas  76102-4982
                           Facsimile No. (817) 332-3140
                           Attention:  George T. Johns, Esq.

                  (b)      If to Purchaser, to:

                           Hedstrom Corporation
                           585 Slawin Court
                           Mount Prospect, Illinois 60056
                           Facsimile No.: (847) 803-1971
                           Attention:  David F. Crowley

                           with a copy to each of:

                           Hicks, Muse, Tate & Furst Incorporated
                           1325 Avenue of the Americas
                           25th Floor
                           New York, New York 10019
                           Facsimile No.: (212) 424-1450
                           Attention:  Alan B. Menkes

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Facsimile No.: (212) 310-8007
                           Attention:  Simeon Gold, Esq.

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

        XII.3. Expenses. Except as otherwise expressly provided herein, Parent and Seller will pay any expenses incurred by them incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. Purchaser will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

        XII.4. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party which shall not be unreasonably withheld; provided, however, that (a) nothing in this Agreement is intended to limit Purchaser's ability to sell or to transfer any or all of the Purchased Assets following the Closing Date, (b) upon notice to Seller, Purchaser may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof or to any person or entity that acquires all or substantially all of the assets or voting stock of Purchaser, and (c) Purchaser may make a collateral assignment of its rights under this Agreement to any institutional lender who provides funds to Purchaser for the acquisition of the Purchased Assets. Seller agrees to execute acknowledgements of such assignment(s) and collateral assignments in such forms as Purchaser or Purchaser's institutional lender(s) may from time to time reasonably request. In the event of such a proposed assignment by Purchaser, the provisions of this Agreement shall inure to the benefit of and be binding upon Purchaser's assigns; provided, however, that no such assignment shall relieve Purchaser of its obligations under this Agreement.

        XII.5. Waiver. Purchaser and Seller by written notice to the other may
(a) extend the time for performance of any of the obligations of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered in connection herewith, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that no such party may, without the prior written consent of the other party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its (or any of its Affiliates) representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

        XII.6. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement supersede any other agreements, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) relating to the matters contemplated hereby. This Agreement (together with the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein.

        XII.7. Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by the parties hereto.

        XII.8. Rights of the Parties. Except as provided in Articles II and X or in Section 12.4, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

        XII.9. Brokers. Purchaser hereby agrees to indemnify and hold harmless Seller and Parent, and Seller and Parent hereby agree to indemnify and hold harmless Purchaser, against any liability, claim, loss, damage or expense incurred by Purchaser or by Seller or Parent, respectively, relating to any fees or commissions owed to any broker, finder, or financial advisor as a result of actions taken by Purchaser or by Seller or Parent, respectively.

        XII.10. Further Assurances. From time to time, as and when requested by either party, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

        XII.11. Transfers. Purchaser and Seller will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Purchased Assets and the Business with a minimum of disruption to the operations and employees of the businesses of Purchaser and Seller.

        XII.12. Governing Law. This Agreement, including without limitation, the interpretation, construction and validity hereof, shall be governed by the Laws of the state of Texas.

        XII.13. Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable Law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

        XII.14. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

        XII.15. Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        XII.16. Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Purchased Assets will not pass to Purchaser until such Purchased Assets are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. (Central Standard Time) on the Closing Date.

        XII.17. Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, and
(viii) the terms "Subsidiary" and "Affiliate" have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the 1934 Act. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

                  (b) No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

        XII.18. No Recourse. Notwithstanding any of the terms or provisions of this Agreement, each of the Purchaser, on the one hand, and Parent and Seller, on the other hand, agree that neither it nor any person acting on its behalf may assert any claims or cause of action against any officer or director of the other party (or parties) or stockholder of such other party (or parties) in connection with or arising out of this Agreement or the transactions contemplated hereby.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       BOLLINGER INDUSTRIES, INC.


                                       By: /s/ GLENN D. BOLLINGER
                                           ----------------------------
                                           Name:  Glenn D. Bollinger
                                           Title: Chairman/CEO



                                       NBF, INC.


                                       By: /s/ BOBBY D. BOLLINGER
                                           ----------------------------
                                           Name:  Bobby D. Bollinger
                                           Title: Chairman/CEO



                                       HEDSTROM CORPORATION


                                       By: /s/ DAVID F. CROWLEY
                                           ------------------------------
                                           Name: David F. Crowley
                                           Title: C.E.O.

A number of schedules referenced in the asset purchase agreement, were omitted from this filing. The registrant will furnish this information to the S.E.C. upon request.